UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 8, 2016

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 8, 2016, the Board of Directors of Cutera, Inc. (the “Company”), upon recommendation of its Compensation Committee, approved the following equity compensation awards for our Named Executive Officers, Kevin P. Connors, President and Chief Executive Officer (“CEO”), and Ronald J. Santilli, Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) as follows:

Name	Position	Restricted Stock Unit Awards – Shares (1)(2)	Performance Share Unit Awards – Target Shares(2)(3)	Grant Date Fair Value of Equity Awards(2)
Kevin P. Connors	President and CEO	48,950	48,950	$1,027,950
Ronald J. Santilli	EVP and CFO	26,500	26,500	$556,500

(1)

The Restricted Stock Unit (“RSU”) awards vest annually over a period of three years on each anniversary of the vesting commencement date of January 1, 2016, subject to the recipient continuing to provide service to the Company.

(2)	The grant date fair value of each RSU and Performance Share Unit (“PSUs”) award was based on a per share price of the Company’s stock on February 8, 2016 of $10.50 per unit.

(3)

The number of PSUs awarded to the recipient will result in a varying number of shares of common stock that may be paid out on the vest date of March 15, 2017, based on the achievement of three performance goals at targets that were pre-determined by the Board and as set forth below. The vesting of the awards is subject to the recipient continuing to provide service to the Company.

Performance Goals for the Period January 1, 2016 to December 31, 2016:	Weighting of Goal
(i)Revenue achievement, compared to the target;	40%
(ii)Operating profit achievement, compared to the target; and	40%
(iii)Expanded FDA clearance for a specific product.	20%

For 2016, the annual cash compensation (base salary and bonus participation rates) remained unchanged at the amounts established in 2015 for Mr. Connors and Mr. Santilli.

Item 8.01.	Other Events.

On February 8, 2016, the Company’s Board of Directors authorized the expansion of its Stock Repurchase Program from $40 million to $50 million, under which the Company is authorized to repurchase shares of its outstanding common stock, with immediate effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: February 12, 2016	/s/ Ronald Santilli
Ronald J. Santilli
Executive Vice President and Chief Financial Officer